UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2013

NiSource Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-16189

Delaware	35-2108964
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

801 East 86th Avenue Merrillville, Indiana	46410
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 647-5990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement

On September 30, 2013, NiSource Finance Corp. (“NiSource Finance”), as borrower, and NiSource Inc. (the “Company”), as guarantor, entered into an Amended and Restated Revolving Credit Agreement (the “Agreement”) with the lenders party thereto, Barclays Bank PLC, as Administrative Agent, Credit Suisse Securities (USA) LLC, as Syndication Agent, The Bank of Tokyo-Mitsubishi UFJ Ltd., Citibank, N.A. and JPMorgan Chase Bank, N.A., as Co-Documentation Agents, and Barclays Bank PLC, Credit Suisse Securities (USA) LLC, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Citigroup Global Markets, Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners. The Agreement amends NiSource Finance’s existing $1.5 billion Revolving Credit Agreement to increase the facility by $500 million to $2.0 billion and to extend the term by approximately sixteen months, from May 15, 2017 until September 28, 2018. The Agreement provides that revolving loans will bear interest at the option of the Company at:

•	a rate equal to (A) the Alternate Base Rate (which is a floating rate equal to the highest of (i) the prime rate of interest announced by the Administrative Agent from time to time, (ii) the Federal Funds Rate in effect from time to time + 0.50% and (iii) one-month LIBO rate + 1.0%) plus (B) an applicable margin (which applicable margin is currently 47.5 basis points), or

•	a rate equal to (A) the 1, 2, 3 or 6-month LIBO rate plus (B) an applicable margin (which applicable margin is currently 147.5 basis points).

Other than increasing the size of the facility and extending the term, the Agreement substantially restates the existing Revolving Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NiSource Inc.
(Registrant)

Date: October 1, 2013	By:	/s/ David J. Vajda
David J. Vajda
Vice President, Treasurer and Chief Risk Officer